CORE HOLDINGS, INC.

                        600 California Street, 9th Floor
                             San Francisco, CA 94108
                            Telephone: (415) 262-1353

                                October 12, 2005

                       Securities and Exchange Commission
                              Washington, DC 20549

                             Re: Core Holdings, Inc.
                                 Form Type 10-SB
                               File No.: 000-51374

Dear Sir/Madam:

Please accept this letter as a request to withdraw the Form 10-SB filing for Core Holdings, Inc. noted with the above file number.

We request that the Form 10-SB be withdrawn in order to avoid going effective by lapse of time within sixty days of the date filed pursuant to Securities Exchange Act of 1934 Section 12(g)(l).

Very truly yours,

                              Core Holdings, Inc.


                              /s/ David N. Baker
                              David N. Baker
                              President and Chief Executive Officer